                                                                     EXHIBIT 8.1


                           MORGAN, LEWIS & BOCKIUS LLP

May 10, 2001


FreeMarkets, Inc.
FreeMarkets Center
210 Sixth Avenue
Pittsburgh, PA 15222

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Reorganization dated as of February 7, 2001 (the "Agreement") by and among FreeMarkets, Inc., a Delaware corporation ("Parent"), Axe Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Adexa, Inc., a California corporation (the "Company"), Merger Sub is to merge with and into the Company, with the Company surviving (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to Parent in connection with the Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the "Documents"):

1.   The Agreement;

2. The registration statement of Parent on Form S-4 (No. 333-56124) filed with the Securities and Exchange Commission with respect to the Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger (the "Registration Statement") and the proxy statement/prospectus included the Registration Statement (the "Proxy Statement/Prospectus");

3. The representations made to us by Parent in its letter to us dated April 5, 2001 (the "Parent Tax Certificate");

4. The representations made to us by the Company in its letter to us dated May 4, 2001 (the "Company Tax Certificate"); and

5. Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party's obligation to effect the Merger, (ii) original documents (including signatures) are authentic, (iii) documents submitted to us as copies conform to the original documents, (iv) there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents and (v) the Merger will be effective under applicable state law.

Furthermore, as to certain facts material to our opinion that we did not independently establish or verify, we have relied, with your permission, upon the accuracy of statements and representations of officers of the Parent and the Company contained in the Parent Tax Certificate and the Company Tax Certificate and have assumed, with your permission and without independent investigation, that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

                                     OPINION

Based on the facts and assumptions specified herein and the statements, covenants, representations and warranties contained in the Documents, and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today's date, it is our opinion that the discussion contained in the Registration Statement under the caption "The Merger - Material United States Federal Income Tax Consequences," subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to the Company's stockholders in the Merger.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time with retroactive effect. No assurances can be given as to the effect of any such change on our opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become inaccurate, please advise us so that we may consider the effect, if any, on our opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. This opinion is being provided solely for the benefit of Parent and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "The Merger -- Material United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

                                               /s/ Morgan, Lewis & Bockius LLP